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                                                                   EXHIBIT 23.2


                       [PARENTE RANDOLPH, LLC LETTERHEAD]


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Member
Vibra Healthcare, LLC:

We hereby consent to the incorporation in this Amendment No. 5 to Registration Statement of Medical Properties Trust, Inc. on Form S-11 (No. 333-119957) of our report dated March 8, 2005, except for Note 11, as to which the date is March 31, 2005, relating to the consolidated financial statements of Vibra Healthcare, LLC and subsidiaries as of December 31, 2004 and for the period from inception (May 14, 2004) through December 31, 2004. We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ Parente Randolph, LLC

Parente Randolph, LLC
Harrisburg, Pennsylvania
June 15, 2005